Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Calvin Darling	408-523-2277

INTUITIVE SURGICAL ANNOUNCES SECOND QUARTER EARNINGS

SUNNYVALE, CALIF. July 19, 2011 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported second quarter of 2011 revenue of $426 million, up 21% compared with $351 million for the second quarter of 2010. Second quarter of 2011 revenue growth was driven by continued robotic procedure adoption and higher da Vinci Surgical System sales.

Second quarter of 2011 instruments and accessories revenue increased 35% to $172 million from $128 million in the second quarter of 2010. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 30%. Second quarter of 2011 systems revenue was $187 million, an increase of 11%, compared to $168 million during the second quarter of 2010. Second quarter of 2011 services revenue increased 22% to $68 million from $55 million during the second quarter of 2010, reflecting growth in the installed base of da Vinci Surgical Systems.

Second quarter of 2011 operating income increased 20% to $168 million from $140 million during the second quarter of 2010. Operating results for the second quarter of 2011 included $35 million of non-cash stock-based compensation expense compared with $30 million for the second quarter of 2010.

Second quarter of 2011 net income increased 32% to $117 million, or $2.91 per diluted share, from $89 million, or $2.19 per diluted share for the second quarter of 2010.

Intuitive ended the second quarter of 2011 with $1,822 million in cash, cash equivalents and investments, reflecting an increase of $65 million during the quarter, net of $139 million used to repurchase 401,000 shares of common stock.

Commenting on the announcement, Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with our second quarter procedures, revenue, and earnings growth. Our results reflect the continued adoption of da Vinci surgery across a broad range of procedures.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 800-230-1092 for participants located in the United States and 612-288-0337 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® Surgical System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci® Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, Intuitive Surgical®, da Vinci®, da Vinci S®, da Vinci® S HD Surgical System, da Vinci® Si, da Vinci® Si-e HD Surgical SystemTM, EndoWrist®, Single-SiteTM, DVSTATTM and InSite® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic conditions and related credit markets and related impact on health care spending; health care reform legislation in the United States and its implications on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products; and the results of the year-end audit and risks and other factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2010, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	June 30, 2011	March 31, 2011	June 30, 2010
Revenue:
Instruments & Accessories	$171.5	$157.4	$127.5
Systems	186.6	167.1	167.8
Services	67.6	63.6	55.4

Total revenue	425.7	388.1	350.7

Cost of revenue:
Products	93.5	84.8	72.7
Services	25.6	24.5	21.2

Total cost of revenue (1)	119.1	109.3	93.9

Gross profit	306.6	278.8	256.8

Operating expenses:
Selling, general and administrative	106.5	99.1	88.6
Research and development (2)	32.0	31.4	28.5

Total operating expenses (1)	138.5	130.5	117.1

Income from operations	168.1	148.3	139.7

Interest and other income, net	4.1	5.3	4.5

Income before income taxes	172.2	153.6	144.2
Provision for income taxes	54.8	49.5	55.5

Net Income	$117.4	$104.1	$88.7

Earnings per share:
Basic	$2.99	$2.66	$2.26

Diluted	$2.91	$2.59	$2.19

Shares used in computing earnings per share:
Basic	39.2	39.1	39.3

Diluted	40.3	40.2	40.5

(1)	Includes stock-based compensation expense of $6.0 million, $5.3 million and $4.6 million in total cost of revenue and $28.8 million, $26.8 million and $25.7 million in total operating expenses for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010, respectively.
(2)	Includes amortization of purchased intellectual property of $3.4 million, $4.2 million and $3.7 million in research and development expenses for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED SIX MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Six months ended June 30,
	2011	2010
Revenue:
Instruments & Accessories	$328.9	$250.2
Systems	353.7	323.1
Services	131.2	106.0

Total revenue	813.8	679.3

Cost of revenue:
Products	178.3	140.7
Services	50.1	41.3

Total cost of revenue (1)	228.4	182.0

Gross profit	585.4	497.3

Operating expenses:
Selling, general and administrative	205.6	171.4
Research and development (2)	63.4	56.5

Total operating expenses (1)	269.0	227.9

Income from operations	316.4	269.4

Interest and other income, net	9.4	8.6

Income before income taxes	325.8	278.0
Provision for income taxes	104.3	104.0

Net Income	$221.5	$174.0

Earnings per share:
Basic	$5.65	$4.45

Diluted (1)	$5.51	$4.31

Shares used in computing earnings per share:
Basic	39.2	39.1

Diluted	40.2	40.4

(1)	Includes stock compensation expense of $11.3 million and $8.6 million in total cost of revenue and $55.6 million and $48.5 million in total operating expenses for the six months ended June 30, 2011 and 2010, respectively.
(2)	Includes amortization of purchased intellectual property of $7.0 million and $7.3 million in research and development expenses for the six months ended June 30, 2011 and 2010, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	6/30/2011	12/31/2010
Cash, cash equivalents, and investments	$1,822.0	$1,608.9
Accounts receivable, net	250.3	246.8
Inventory	100.1	86.8
Property and equipment, net	194.2	159.8
Goodwill	116.9	116.9
Deferred tax assets	81.2	81.8
Other assets	85.2	89.4

Total assets	$2,649.9	$2,390.4

Accounts payable and other accrued liabilities	$225.9	$226.1
Deferred revenue	135.5	126.9

Total liabilities	361.4	353.0
Stockholders’ equity	2,288.5	2,037.4

Total liabilities and stockholders’ equity	$2,649.9	$2,390.4